EXHIBIT 11

                        The Multicare Companies, Inc.
                      Computation of earnings per share

                                 (Unaudited)

                    (In thousands, except per share data)


                                                          Year ended
                                                      December 31, 1996


  Income per common and common equivalent share:
    Income before extraordinary item                       $ 28,737
    Net Income                                               25,910

    Weighted average number of common and common
      equivalent shares outstanding                          28,062
    Income before extraordinary item per common
      and common equivalent share                          $   1.02
    Net income per common and common equivalent share      $    .92
  Income per common and common equivalent share assuming
  full dilution:
    Income before extraordinary item                       $ 28,737

    Net income                                             $ 25,910
    Adjustments to income:
    Interest expense and amortization of debt
      issuance costs relating to convertible
      debt, net of tax                                     $  4,022
    Adjusted net income                                    $ 29,932

    Weighted average number of common and common
      equivalent shares outstanding                          28,196
    Convertible debt shares                                   4,976
    Adjusted shares                                          33,172

  Income before extraordinary item per common share
      assuming full dilution                               $    .99

  Net income per common share assuming full dilution       $    .90
